Exhibit 99.1
STATIONARY POWER SERVICES, INC.
Consolidated Financial Statements
as of December 31, 2006
Together with
Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT
To the Stockholder of
     Stationary Power Services, Inc.:
We have audited the accompanying consolidated balance sheet of Stationary Power Services, Inc. (a Florida S-Corporation) and its variable interest entity, Reserve Power Systems, Inc., as of December 31, 2006 and the related consolidated statements of income and change in accumulated deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stationary Power Services, Inc. and its variable interest entity, Reserve Power Systems, Inc., as of December 31, 2006, and the results of its consolidated operations and its consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Bonadio & Co., LLP
Pittsford, New York
January 30, 2008

STATIONARY POWER SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	December 31,	September 30,
	2006	2007
		(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$295,182	$176,198
Accounts receivable, net	1,027,770	1,643,875
Inventories	403,917	927,352
Other current assets	20,342	22,640

Total current assets	1,747,211	2,770,065

PROPERTY AND EQUIPMENT, net	1,266,066	1,299,014

	$3,013,277	$4,069,079

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Lines-of-credit	$622,000	$959,299
Accounts payable and accrued expenses	684,896	1,638,733
Deferred revenue	157,326	145,438
Current portion of long-term debt	69,966	85,370
Sales tax payable	50,723	1,280
Accrued payroll, taxes and benefits	25,307	51,111
Settlement obligations	97,000	77,000

Total current liabilities	1,707,218	2,958,231

LONG-TERM LIABILITIES:
Long term debt, net of current portion	837,841	835,072
Due to related party	168,000	249,000

Total long-term liabilities	1,005,841	1,084,072

Total liabilities	2,713,059	4,042,303

COMMITMENTS AND CONTINGENCIES — SEE NOTES

STOCKHOLDER’S EQUITY:
Contributed capital	475,104	475,104
Accumulated deficit	(174,886)	(448,328)

Total stockholder’s equity	300,218	26,776

Total liabilities and stockholder’s equity	$3,013,277	$4,069,079

The accompanying notes are an integral part of these statements.

STATIONARY POWER SERVICES, INC.
CONSOLIDATED STATEMENT OF INCOME AND CHANGE IN ACCUMULATED DEFICIT

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2006	2006	2007
		(Unaudited)

REVENUE:
Product sales and installation	$8,660,661	$6,543,919	$5,712,831
Maintenance	277,077	219,933	484,580

Total revenue	8,937,738	6,763,852	6,197,411

COST OF REVENUE	(6,205,861)	(4,827,839)	(4,208,872)

Gross profit	2,731,877	1,936,013	1,988,539

OPERATING EXPENSES	(1,664,474)	(1,225,525)	(1,402,495)

Income from operations	1,067,403	710,488	586,044

OTHER EXPENSE, net:
Interest	(120,333)	(89,551)	(105,063)
Litigation Settlement	(70,000)	(70,000)	—
Other	(10,276)	(16,654)	(13,608)

Total other expense, net	(200,609)	(176,205)	(118,671)

NET INCOME	866,794	534,283	467,373

ACCUMULATED DEFICIT — beginning of year	(104,236)	(104,236)	(174,886)

STOCKHOLDERS’ DISTRIBUTIONS	(937,444)	(592,439)	(740,815)

ACCUMULATED DEFICIT — end of year	$(174,886)	$(162,392)	$(448,328)

The accompanying notes are an integral part of these statements.

STATIONARY POWER SERVICES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2006	2006	2007
		(Unaudited)

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$866,794	$534,283	$467,373
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation	136,099	130,776	95,271
Bad debts	48,556	10,247	779
(Gain) Loss on disposal of property and equipment	2,982	2,982	—
Changes in:
Accounts receivable	693,095	709,088	(616,884)
Inventories	(108,189)	47,200	(523,435)
Other current assets	22	81	(2,298)
Accounts payable and accrued expenses	(815,323)	(948,234)	953,837
Deferred revenue	33,403	(46,617)	(11,888)
Accrued payroll, taxes and benefits	25,307	46,520	25,804
Settlement obligations	97,000	104,500	(20,000)
Sales tax payable	33,761	36,962	(49,443)

Net cash flow from operating activities	1,013,507	627,788	319,116

CASH FLOW FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(154,312)	(112,192)	(128,219)
Proceeds from disposal of property and equipment	21,468	21,468	—

Net cash flow from investing activities	(132,844)	(90,724)	(128,219)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings on lines-of-credit, net	233,695	121,695	337,299
Proceeds from long-term debt	93,337	67,856	78,301
Repayments on long-term debt	(61,127)	(45,170)	(65,666)
Due to related party	(24,600)	(102,600)	81,000
Stockholder distributions	(937,444)	(592,439)	(740,815)

Net cash flow from financing activities	(696,139)	(550,658)	(309,881)

NET CHANGE IN CASH	184,524	(13,594)	(118,984)

CASH — beginning of year	110,658	110,658	295,182

CASH — end of year	$295,182	$97,064	$176,198

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$120,819	$89,578	$105,604

Cash paid for taxes	$23,080	$13,838	$19,625

The accompanying notes are an integral part of these statements.

STATIONARY POWER SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF SEPTEMBER 30, 2007 AND FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006 IS UNAUDITED)

1.	THE COMPANY

Stationary Power Services, Inc. (Stationary Power), located in Clearwater, Florida, was formed in 1989 as a provider of mission critical power solutions for a broad range of applications primarily in the Southeast United States. The Company’s primary objective is to assist its customers in extending equipment life, preventing unscheduled outages, improving reliability, reducing maintenance costs and increasing predictability of equipment failures.

Reserve Power Systems, Inc. (Reserve Power), was formed in 2006 with principal offices in Guangzhou, China, as a distributor of lead-based batteries, primarily to Stationary Power, for a broad range of applications (See Note 2).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The consolidated financial statements of Stationary Power Services, Inc. have been prepared in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of Stationary Power and Reserve Power (collectively, the Company). Reserve Power has been consolidated resulting from the adoption of Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” under which Stationary Power determined that Reserve Power was a variable interest entity of which it was the primary beneficiary. All significant intercompany accounts and transactions have been eliminated.

Reserve Power was formed in 2006 primarily to provide batteries to Stationary Power. The sole stockholder and another officer of Stationary Power own 100% of the outstanding common stock of Reserve Power and effectively control its operations. Primarily because of the common control between Stationary Power and Reserve Power, including its related parties, Stationary Power is exposed to the risk that it may be required to subsidize losses of Reserve Power. At December 31, 2006 and September 30, 2006, on a separate company basis, the assets of Reserve Power were not material and there was no outstanding debt. At September 30, 2007, the assets of Reserve Power totaled approximately $153,000, which consisted primarily of amounts receivable from Stationary Power and the carrying amount of its obligations was approximately $428,000. The maximum exposure for Stationary Power would be $428,000, the amount of its outstanding obligations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Unaudited Interim Financial Information

The accompanying interim balance sheet as of September 30, 2007, the statements of income and change in accumulated deficit, and cash flows for the nine months ended September 30, 2006 and 2007, are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States and in accordance with Article 10 of Regulation S-X. In the opinion of management, these financial statements contain all normal and recurring adjustments necessary to present fairly the financial position at September 30, 2007, and the Company’s results of operations and cash flows for the nine months ended September 30, 2006 and 2007. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year. The information contained in these notes to the financial statements relating to the interim periods ended September 30, 2006 and 2007 is unaudited.

Cash

Cash consists of bank demand deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash.

Accounts Receivable

The Company provides credit in the normal course of business to the majority of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on past credit history with customers, known and inherent collection risks, and current economic conditions. The allowance for doubtful accounts totaled approximately $14,900 at both December 31, 2006 and September 30, 2007 (unaudited).

Inventory

Inventory consists primarily of raw materials and is stated at the lower of average cost or market.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided for vehicles and furniture and equipment using accelerated methods over the estimated useful lives of the assets, which range from three to fifteen years. Building and improvements are depreciated using the straight-line method over the estimated useful life of the assets, which range from five to thirty-nine years.

Impairment of Long-Lived Assets

The Company assesses all of its long-lived assets for impairment when events or circumstances indicate their carrying amounts may not be recoverable. This is accomplished by comparing the expected undiscounted future cash flows of the assets with the respective carrying amount as of the date of assessment. Should aggregate future cash flows be less than the carrying value, a write-down would be required, measured as the difference between the carrying value and the fair value of the asset. When required, fair value is estimated either through independent valuation or as the present value of expected discounted future cash flows. If the expected undiscounted future cash flows exceed the respective carrying amount as of the date of assessment, no impairment is recognized. No impairment of long-lived assets was recognized in 2006 and 2007.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenue from the sale of power supply goods is recognized upon shipment to the customer. Revenue from the sale of installation services is recognized on a proportional method, measured by the percentage of actual costs incurred to total estimated costs. Revenue from customer maintenance agreements is recognized using the straight-line method over the term of the related agreements, which range from six months to three years.

Deferred Revenue

Deferred revenue represents the unamortized portion of amounts received from the sale of maintenance agreements and the proportion of revenue from installation services yet to be performed.

Shipping and Handling Costs

Shipping and handling costs are recorded as a component of cost of goods sold.

Advertising

Advertising expenses, which totaled $46,127 for the year ended December 31, 2006 and $25,976 (unaudited) and $29,135 (unaudited) for the nine months ended September 30, 2007 and 2006, respectively, are expensed as incurred.

Income Taxes

The Company has elected to be treated as an S-Corporation for Federal and State income tax purposes. As such, the profit or loss of the Company is reported in the stockholder’s personal tax return.

Loss Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at:

	December 31,	September 30,
	2006	2007
		(Unaudited)

Land	$222,826	$222,826
Building and improvements	830,491	830,491
Furniture and equipment	664,578	722,795
Vehicles	296,689	345,875

	2,014,584	2,121,987

Less: Accumulated depreciation	(748,518)	(822,973)

	$1,266,066	$1,299,014

4.	FINANCING ARRANGEMENTS

Line-of-Credit Agreements

The Company has a $250,000 line-of-credit arrangement with a bank to fund short-term working capital needs. Amounts borrowed bear interest at a fixed rate of 6.5% and are collateralized by personal assets of the Company’s stockholder. There was $235,000 and $246,000 (unaudited) outstanding under the terms of this arrangement at December 31, 2006 and September 30, 2007.

The Company has a $425,000 line-of-credit arrangement with a bank to fund short-term working capital needs. Amounts borrowed bear interest at the bank’s base rate plus 75 basis points (9.25% at December 31, 2006) and are collateralized by the building and all accounts receivable and inventory. There was $387,000 and $419,000 (unaudited) outstanding under the terms of this arrangement at December 31, 2006 and September 30, 2007.

Long-Term Debt Agreements

Long-term debt consisted of the following:

	December 31,	September 30,
	2006	2007
		(Unaudited)

Mortgage payable to a bank requiring monthly payments of $5,885, including interest at 6.75%, through February 2010, with a balloon payment of $666,771 due on March 28, 2010. The note is collateralized by the building for which the mortgage was obtained.	$734,714	$719,134

Note payable to a bank requiring monthly payments of $417, including interest at 7.13%, through September 2010. The note is collateralized by the vehicle for which the note was obtained.	16,377	13,448

Note payable to a bank requiring monthly payments of $763, including interest at 7.13%, through August 2008. The note is collateralized by the vehicle for which the note was obtained.	14,343	8,108

Note payable to a bank requiring monthly payments of $555, including interest at 6.5%, through March 2011. The note is collateralized by the vehicle for which the note was obtained.	35,513	29,802

Note payable to a bank requiring monthly payments of $437, including interest at 6.5%, through October 2010. The note is collateralized by the vehicle for which the note was obtained.	17,225	14,269

Note payable to a bank requiring monthly payments of $797, including interest at 6.5%, through October 2010. The note is collateralized by the vehicle for which the note was obtained.	21,910	18,118

Note payable to Ford Credit requiring monthly payments of $675, including interest at 5.9% interest through July 2012. The note is collateralized by the vehicle for which the note was obtained.	—	33,811

Interest-free note payable to Ford Credit requiring monthly payments of $425, through January 2012. The note is collateralized by the vehicle for which the note was obtained.	25,481	21,638

4.	FINANCING ARRANGEMENTS (Continued)

Long-Term Debt Agreements (Continued)

Interest-free note payable to Ford Credit requiring monthly payments of $583, through April 2012. The note is collateralized by the vehicle for which the note was obtained.	—	31,509

Interest-free note payable to Ford Credit requiring monthly payments of $466, through October 2012. The note is collateralized by the vehicle for which the note was obtained.	32,133	27,941

Interest-free note payable to Ford Credit requiring monthly payments of $444, through March 2008. The note is collateralized by the vehicle for which the note was obtained.	6,659	2,664

Interest-free note payable to Ford Credit requiring monthly payments of $347, through October 2007. The note is collateralized by the vehicle for which the note was obtained.	3,452	—

	907,807	920,442

Less: Current portion	(69,966)	(85,370)

	$837,841	$835,072

Minimum future principal payments required under these agreements are as follows for the years ending December 31:

2007	$69,966
2008	62,834
2009	59,015
2010	699,442
2011	12,377
Thereafter	4,173

$907,807

5.	LEASE COMMITMENTS

The Company leases certain equipment and vehicles under the terms of operating lease agreements. Total monthly payments required under the terms of these agreements are approximately $3,596 and expire at various dates from March 2007 through March 2011. Lease expense under the terms of these agreements totaled $33,500 in 2006. Future annual lease payments due under the terms of these leases are as follows:

2007	$34,120
2008	32,008
2009	13,598
2010	1,024
2011	256

$81,006

6.	EMPLOYEE BENEFIT PLAN

The Company has a profit-sharing plan (the Plan) covering substantially all of the Company’s employees. The Plan contains 401(k) salary deferral provisions allowing participants to defer a portion of their compensation. The Plan also contains provisions for Company matching contributions based on the elected deferral and compensation of the participants. The Company’s contributions to the Plan totaled $3,279 during 2006, $2,609 (unaudited) for the nine months ended September 30, 2006 and $2,102 (unaudited) for the nine months ended September 30, 2007.

7.	RELATED PARTY

Due to Related Party

The Company’s stockholder has a $250,000 personal line-of-credit arrangement with a bank, which the Company may use to fund short-term working capital needs. Amounts borrowed bear interest at that bank’s prime rate (8.25% at December 31, 2006) and are collateralized by the principal residence of the Company’s stockholder. There was $168,000 and $249,000 (unaudited) outstanding under the terms of this arrangement at December 31, 2006 and September 30, 2007, respectively. The amount has been classified as long-term in the accompanying financial statements as the stockholder has not declared an intention to seek repayment within a year’s time.

8.	CONCENTRATIONS

The Company earned 55% of its revenue from three customers in 2006 and 30% (unaudited) of its revenue from four customers for the nine months ended September 30, 2007. Approximately 21% of the Company’s accounts receivable were due from one customer at December 31, 2006 and approximately 44% (unaudited) of its accounts receivable were due from two customers at September 30, 2007.

9.	LITIGATION, COMMITMENTS AND CONTINGENCIES

During 2006, the Company settled a lawsuit in which it was named as a defendant. The plaintiff alleged that the Company received preferential payment from 360 Networks (USA), Inc. prior to 360 Networks (USA) filing bankruptcy related to repayment of amounts owed to the Company. The terms of the settlement included a $10,000 payment at the time of settlement and twelve monthly payments of $2,500. At December 31, 2006, there was $20,000 outstanding under the terms of the settlement included in the accompanying balance sheet.

During 2004, the Company was named as a defendant in a lawsuit in which it was alleged that the Company received preferential payment from Global Crossing, Inc. prior to Global Crossing, Inc. filing bankruptcy related to repayment of amounts owed to the Company. During 2007, the Company and the plaintiff exchanged settlement offers which ranged from $20,000 to $40,000. The Company has determined, on the advice of counsel, that the probable settlement amount will be $30,000, which has been accrued and is reflected in the accompanying balance sheets at December 31, 2006 and September 30, 2007.

10.	SUBSEQUENT EVENTS

Corporate Borrowing

During 2007, Reserve Power entered into a $300,000 revolving line-of-credit arrangement with a bank to fund short-term working capital needs. Amounts borrowed bear interest at the bank’s base rate, adjusted from time to time, (8.25% at September 30, 2007), are collateralized by substantially all of the assets of Reserve Power, are personally guaranteed by the owners of Reserve Power and are guaranteed by Stationary Power. There was $294,299 outstanding under the terms of this arrangement at September 30, 2007.

Warranty Settlement

During 2003, the Company was subject to a warranty claim by Urban America, Inc. In November 2007, the Company settled this warranty claim. The terms of the settlement included a $47,000 payment at the time of settlement, which was paid by the selling stockholder of the Company. The Company has accrued the entire obligation as of the earliest period presented for which the obligation related.

Ultralife Batteries, Inc. Acquisition

On October 30, 2007, both Stationary Power and Reserve Power signed definitive stock purchase agreements with Ultralife Batteries, Inc. to be acquired for total consideration of $10 million and 100,000 common shares of Ultralife Batteries, Inc., and certain other contingent consideration. These transactions closed on November 16, 2007.